EXHIBIT 99.1

NEWS RELEASE

For more information, contact:	March 22, 2004
Larry Barbour, President and CEO, or
Kirk Whorf, Senior Vice President and Chief Financial Officer,
kwhorf@northstatebank.com
919-855-9925

NORTH STATE BANCORP ISSUES $5 MILLION

IN TRUST PREFERRED SECURITIES

Funds to be used for expansion of North State Bank, a wholly owned subsidiary.

Raleigh, NC . . . North State Bancorp (the “Company”) (OTC – Electronic Bulletin Board: NSBC), the holding company for North State Bank, raised $5 million from its participation in a pooled trust preferred securities offering which closed on March 17, 2004, announced Larry D. Barbour, President and CEO for North State. The trust preferred securities were issued by a newly established subsidiary, North State Statutory Trust I. The net proceeds of the issuance will be invested in North State Bank to provide additional capital for general corporate purposes, including current and future expansion of North State Bank.

The securities require quarterly interest payments (subject to certain deferment options) and will bear an interest rate tied to three-month LIBOR. The securities are redeemable by the Company in whole or in part after five years and have a final maturity of thirty years. Although the Company expects that all of the trust preferred securities will qualify as Tier I capital under the current applicable regulatory guidelines, no assurance is given as to future capital treatment.

“The issuance of trust preferred securities will further enhance our capital ratios and will provide funding for North State Bank’s growth in Wake County,” said Barbour.

Founded in 2000, North State Bank is a full service community bank, headquartered in Raleigh, and currently serves Wake County through three offices: full-service offices on Falls of

Neuse Road in Raleigh and on Highway 70 West in Garner, and a loan production office at Wakefield Corporate Center in Raleigh. Plans have been announced for a new office to open in March 2004 to be located across from Rex Hospital at 2413 Blue Ridge Road in Raleigh and a new headquarters and banking office to be completed by October 2004 on Six Forks Road in Raleigh at the new North Hills.

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www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.